UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  September 7, 2010

Date of Earliest Event Reported:  September 2, 2010

AdCare Health Systems, Inc.

(Exact Name of Registrant as specified in its Charter)

Ohio	333-131542	31-1332119
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
5057 Troy Rd, Springfield, OH		45502-9032
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code

(937) 964-8974

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c)).

Item 8.01.  Other Matters.

On Thursday, September 2, 2010, AdCare Health Systems, Inc. (the “Company”) issued a press release announcing the close of three leases in Georgia.  The lease of these facilities has been previously reported under item 1.01 of Form 8-K filed on August 5, 2010, and amended on August 9, 2010.  Upon closing of the lease transaction, AdCare provided the lessor $195,000 for the first month’s lease payment and a portion of the security deposit, with the balance of $337,000 to be paid over five months comprising the balance of the security deposit and an amount equal to two months lease payments.  A copy of this press release is furnished as Exhibit 99.1 hereto.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Current Report on Form 8-K, including the attached exhibit and the information set forth therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing.

Item 9.01.  Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release dated September 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date:  September 7, 2010

ADCARE HEALTH SYSTEMS, INC.

By:  /s/ Scott Cunningham

Name: Scott Cunningham

Title:  Chief Financial Officer

AdCare Closes Lease of Three Additional Nursing Homes in Georgia, Adding $15.5 Million in Annualized Revenue

SPRINGFIELD, Ohio, September 1, 2010 - AdCare Health Systems, Inc. (NYSE AMEX: ADK), a recognized innovator in senior living and health care facility management, has closed the lease of three nursing homes according to the previously announced agreement to lease five additional nursing homes in Georgia.

The three nursing homes, which have been leased under a 10-year term, have an aggregate of 280 beds that generate approximately $15.5 million in annualized revenue. With the addition of these three facilities and other transactions closed earlier in the year, AdCare’s estimated annualized revenue run-rate now exceeds $79 million, as compared to $26.7 million for the year ended 2009.

Upon closing of the lease transaction, AdCare provided the lessor $195,000 for the first month’s lease payment and a portion of the security deposit, with the balance of $337,000 to be paid over five months comprising the balance of the security deposit and an amount equal to two months lease payments.

“This transaction is the third we’ve closed since we began our M&A campaign at the end of last year,” said Chris Brogdon, AdCare’s vice chairman and chief acquisitions officer. “We expect all of these facilities to be significant cash generators for AdCare, especially as they come under our highly capable management and benefit from our larger economy of scale.”

“As we work toward closing the currently pending transactions we’ve announced, including the lease of the remaining two nursing homes in Georgia, additional opportunities continue to emerge in the southern region of the U.S.,” said Brogdon. “We are working to establish the terms and necessary financings for several new potential acquisitions in our pipeline of equal or greater potential.”

Brogdon joined AdCare last September when the company announced a new M&A growth strategy to build upon its strong reputation for operational efficiency and high-quality living environments.

About AdCare Health Systems
AdCare Health Systems, Inc. (AMEX:ADK) is a recognized innovator in senior living and health care facility management. AdCare develops, owns and manages assisted living facilities, nursing homes and retirement communities, as well as provides home health care services. Since its inception in 1988, AdCare's mission has been to provide the highest quality of healthcare services to the elderly. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such statement can be identified by the use of forward-looking terminology, such as "believes," "expects," "plans," "intends," "anticipates" and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements that the company expects all of these new facilities to be significant cash generators for AdCare.  Such forward-looking statements reflect management's beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, results, performance or achievements of the Company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the Company with the Securities and Exchange Commission and include the Company's ability to secure lines of credit and/or an acquisition credit facility, find suitable acquisition properties at favorable terms, changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs and changes in the competitive marketplace. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

Company Contact

Chris Brogdon, Vice Chairman & CAO

AdCare Health Systems, Inc.

Tel (937) 964-8974

Email: info@adcarehealth.com

Investor Relations

Ron Both or Geoffrey Plank

Liolios Group, Inc.

Tel (949) 574-3860

Email: info@liolios.com